SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2004

THQ INC.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction
of incorporation or organization)

Commission File Number:  0-18813

13-3541686

(I.R.S. employer identification no.)

27001 Agoura Road, Suite 325
Calabasas Hills, California 91301

(Address of principal executive
offices, including zip code)

(818) 871-5000

(Registrant’s telephone number,
including area code)

Item 7.           Financial Statements, Pro Forma Financial Information and Exhibits.

(c)                                  Exhibits.

Exhibit Number	Description

99.1	Press release of THQ Inc. dated May 5, 2004

Item 12.    Results of Operations and Financial Condition.

In a press release dated May 5, 2004, THQ Inc. (the “Company”) announced earnings for the twelve month fiscal year-end March 31, 2004 as well as for the fiscal fourth quarter, ended the same date.  The full text of the Company’s press release is attached hereto as Exhibit 99.1.

In addition to results determined in accordance with United States generally accepted accounting principles (“GAAP”), the attached press release also includes Non-GAAP financial measures for the fiscal year-end March 31, 2004 that excludes a $4 million benefit to income from a settlement with the Company’s directors’ and officers’ insurance carrier.  For the twelve months ended March 31, 2003, we have presented the following items as exclusions from net income on a Non-GAAP basis: (i) a $7.0 million charge for the settlement of a class action lawsuit, (ii) a $3.0 million non-cash charge for the Company’s discontinuation of the NIS on-line joint venture in 2002, (iii) a $1.6 million charge for the inventory write-off for “WWF” branded games in 2002, (iv) a $1.8 million charge for the write-down of the other than temporary impairment of our investment in Yuke’s Co., Ltd. in the three-month transition period ended March 31, 2003, and (v) a $12.0 million charge for the cancellation of 20 SKUs in 2002.  Non-GAAP net income (loss) excluding such items is not recognized as a measure for financial statement presentation under GAAP. A reconciliation of GAAP net income to Non-GAAP net income (loss) that excludes these items is detailed in the press release financial tables. The Company has excluded these items and provided the Non-GAAP net income (loss) because the items are considered “non-operational” in nature and management believes that this information is useful for investors in evaluating the registrant’s operational performance and for facilitating meaningful comparison to prior periods.

This information and the exhibit furnished in this Current Report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

THQ INC.

	By:	/S/ Edward Zinser
Edward Zinser, Chief Financial Officer and Executive Vice President
Date: May 5, 2004